Exhibit 99.1

September 11, 2012

JOHN LINDSAY NAMED AS PRESIDENT

AND CHIEF OPERATING OFFICER;

APPOINTED TO THE BOARD OF DIRECTORS

The Company announced today that, effective September 5, 2012, Mr. John W. Lindsay was named President and Chief Operating Officer of Helmerich & Payne, Inc. (NYSE:HP).  The Board of Directors of the Company also appointed Mr. Lindsay as a director of the Company effective September 5, 2012.  Mr. Lindsay will serve as a director of the First Class.  Mr. Lindsay, age 51, joined the Company in 1987 as a drilling engineer.  He has since served in various positions including operations manager for the Company’s Mid-Continent region and Vice President, U.S. Land Operations, for Helmerich & Payne International Drilling Co.  In 2006, Mr. Lindsay was appointed Executive Vice President, U.S. and International Operations for the Company’s wholly-owned subsidiary, Helmerich & Payne International Drilling Co.  In 2010, Mr. Lindsay became Executive Vice President and Chief Operating Officer of the Company.  Mr. Lindsay graduated in 1986 from the University of Tulsa, where he earned a Bachelor of Science degree in Petroleum Engineering.

Company CEO, Hans Helmerich commented, “In recent years the Company has experienced unprecedented growth and industry-leading success.  John’s promotion builds on our organizational strength and increases our capability to more effectively address the challenges and opportunities of a larger organization.  He is a well-respected leader with deep industry knowledge that will be critical to our future success.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of September 11, 2012, the Company’s existing fleet included 286 land rigs in the U.S., 29 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another 18 new H&P-designed and operated FlexRigs®* under long-term contracts with customers.  Upon completion of these commitments, the Company’s global land fleet is expected to have a total of 333 land rigs, including 296 FlexRigs.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5207